Exhibit 99.1

Contact: Kevin Coleman +1 610-889-5250

AMETEK CHIEF FINANCIAL OFFICER ROBERT R. MANDOS, JR. TO RETIRE

BERWYN, PA, JANUARY 14, 2016 – AMETEK, Inc. (NYSE: AME) today announced that Robert R. Mandos, Jr., AMETEK Executive Vice President and Chief Financial Officer, has decided to retire after 35 years of service, including nearly 4 years as Chief Financial Officer. Mr. Mandos’ retirement will be effective May 15, 2016. AMETEK’s Board of Directors has named William J. Burke, currently AMETEK Senior Vice President, Comptroller & Treasurer, to succeed Mr. Mandos as Executive Vice President and Chief Financial Officer.

“I would like to thank Bob for his tremendous contributors to AMETEK over a long and distinguished 35 year career,” said Frank Hermance, AMETEK Chairman and Chief Executive Officer. “Bob’s leadership, guidance and expertise have been instrumental in the success of the Company and the development of our world-class finance organization. On behalf of all AMETEK colleagues, I congratulate Bob on his outstanding career, and wish him and his family all the best as they plan for his upcoming retirement.”

Mr. Mandos joined AMETEK in 1981 as Assistant Liaison Controller. In 1983 he was named Cost Accounting Manager for the Controls Division and in 1986 Division Controller for Haveg. Mr. Mandos was appointed Corporate Liaison Controller in 1989 and Division Vice President, Finance, for U.S. Gauge in 1992. In 1996, Mr. Mandos was named Corporate Comptroller and was elected Corporate Vice President in 1998. He was named Senior Vice President in 2004 and in 2012 was elected Executive Vice President and Chief Financial Officer.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

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